Exhibit 15.1

June 15, 2005

Shareholders and Board of Directors of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Rigel Pharmaceuticals, Inc. for the registration of 2,667,159 shares of Common Stock pertaining to the 2000 Equity Incentive Plan, 88,888 shares of Common Stock pertaining to the 2000 Employee Stock Purchase Plan, and 225,000 shares of Common Stock pertaining to the 2000 Non-Employee Directors’ Stock Option Plan of Rigel Pharmaceuticals, Inc. of our report dated May 5, 2005 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ ERNST & YOUNG, LLP

Palo Alto, California

June 15, 2005